Exhibit 10.3

LOAN MODIFICATION AGREEMENT NO. 5

Preamble:  This Loan Modification Agreement (this “Agreement”), dated as of May 22, 2007 (the “Amendment Date”), is made by and among Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division, as Agent; each Person identified as a “Lender” on the signature page hereof, as lenders; and each Person identified as a “Borrower” on the signature page hereof, as borrowers (each, a “Borrower”, and, collectively, the “Borrowers”), for the purpose of amending or otherwise modifying the terms of that certain Credit Agreement, dated as of August 12, 2005 (which, as it has been, or hereafter may be, modified or amended, the “Credit Agreement”), among the Borrowers, the various lenders from time to time party thereto (the “Lenders”) and Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division, as a Lender and as agent for the Lenders (in such capacity, the “Agent”).  Now, therefore, in consideration of the mutual promises contained herein and in the Credit Agreement, the receipt and sufficiency of which are hereby acknowledged, the Agent, the Lenders and the Borrowers, each intending to be legally bound, agree as follows:

1.        Definitions.  Capitalized terms used herein, but not expressly defined themselves herein, shall have the meanings given to such terms in the Credit Agreement.

2.        Consent to Sale and Leaseback of Perris Property.  Notwithstanding the prohibitions set forth in Sections 6.2.8 and 6.2.10 of the Credit Agreement, the Agent and the Lenders hereby consent to (a) Holdings’ sale of its real property located at 3411 North Perris Boulevard, Perris, California 92571 (the “North Perris Property”) and 100 West Sinclair Avenue, Perris, California 92571 (the “West Sinclair Property”; the North Perris Property and the West Sinclair Property are hereinafter referred to collectively as the “Perris Property”) to First Industrial, L.P., a Delaware limited partnership (“Purchaser”), in exchange for a purchase price, net of all fees and expenses payable by the Borrowers, of not less than Thirty Million Dollars ($30,000,000) (the “Release Amount”) and (b) NRV’s lease of the Perris Property from Purchaser immediately following the consummation of the sale described in the foregoing clause (a) (such sale and lease are hereinafter collectively referred to as the “Perris Sale/Leaseback”); subject, however, to the satisfaction of the following conditions (the “Consent Conditions”) as determined by the Agent in its sole discretion: (i) prior to the consummation of the Perris Sale/Leaseback, the Borrowers, the Lenders and the Agent shall have executed this Agreement and each of the conditions precedent to the effectiveness hereof set forth in Section 9 hereof shall have been satisfied; (ii) the Borrowers shall have delivered to the Agent and the Lenders one or more landlord waivers executed by Purchaser with respect to the Perris Property, which shall be satisfactory in form and substance to the Agent and the Lenders; (iii) the Borrowers shall have delivered to the Agent and the Lenders true, correct and complete copies of all documents pertaining to the Perris Sale/Leaseback (including, without limitation, each lease that will be signed by NRV and Purchaser with respect to the Perris Property), certified as such by an officer of Holdings, all of which shall be satisfactory in form and substance to the Agent and the Lenders; (iv) the Release Amount shall have been paid to the Agent in accordance with the terms of that certain Escrow Agreement dated on or about the date hereof by and among the Agent, the Borrowers, First American Title Insurance Company and Purchaser (as amended, restated, supplemented or otherwise modified from time to time, the “Escrow Agreement”) and such Release Amount shall have been applied by the Agent (x) first, to fund the Cash Collateral (as defined in Section 3 hereof) that is required to be deposited by the Borrowers with the Agent pursuant to

Section 3 hereof, (y) second, in payment of all outstanding Working Capital Facility Loans and other Obligations, and (z) third, the balance, if any, of such Release Amount shall be made available to the Borrowers and used by the Borrowers for general working capital purposes (and the Borrowers hereby consent to and direct the application of the Release Amount as provided hereinabove); (v) after giving effect to the application of the Release Amount to the Working Capital Facility Loans as contemplated by the foregoing clause (iv), the outstanding principal balance of the Working Capital Facility Loans shall be $0; and (vi) after giving effect to the issuance of the Letters of Credit (as such term is defined in the Escrow Agreement), as contemplated by the Escrow Agreement, the aggregate outstanding amount of Letter of Credit Obligations shall not exceed the Letter of Credit Sub-Facility Amount (as such term is defined in the Credit Agreement, as amended by this Agreement).

The foregoing consent is limited to the Perris Sale/Leaseback and shall not be deemed to be a consent to any other matter prohibited pursuant to the Credit Agreement or a waiver of any Default or Event of Default.  Such consent shall be void and of no further force or effect on May 31, 2007, unless on or prior to such date each of the conditions specified in the first sentence of this Section 2 has been satisfied and the Perris Sale/Leaseback has been consummated.

Subject to the satisfaction of the Consent Conditions, the Agent and the Lenders agree to release the Agent’s liens on the Perris Property.  Except for its release of its liens on the Perris Property, the Agent shall retain all of its liens upon, security interests in and security title and claims to all other property of the Borrowers or any other Person that secures the whole or any part of the Obligations owing to the Agent and the Lenders by the Borrowers.

Notwithstanding anything in Section 3.10.2 of the Credit Agreement to the contrary, the Agent and the Lenders hereby agree that the Letters of Credit may be issued to support the payment and performance of NRV’s obligations to Purchaser arising under or in connection with the leases executed in connection with the Perris Sale/Leaseback.  Except as otherwise expressly provided herein, the Borrowers agree and acknowledge that the Letters of Credit shall be subject in all respects to all of the terms and conditions of the Credit Agreement applicable to Letters of Credit, including, without limitation, Section 3.10.4 of the Credit Agreement.

3.        Cash Collateral.  In order to induce the Agent and the Lenders to consent to the Perris Sale/Leaseback, and as a condition precedent to the effectiveness of such consent, the Borrowers have agreed to deposit $7,500,000 in immediately available funds with the Agent (such funds, together with all other assets and property at any time deposited in or credited to the Securities Account (as defined below), and all proceeds of such funds and other assets and property (including, without limitation, all dividends or other income resulting from the Agent’s investment thereof), collectively, the “Cash Collateral”), which Cash Collateral shall be held by the Agent, for itself and the Lenders, in a securities account (the “Securities Account”) maintained by the Agent with Wells Fargo Institutional Securities, LLC (“WFI”) as security for the Borrowers’ payment and performance of the Obligations.  The Cash Collateral shall be funded by application of a portion of the Release Amount pursuant to Section 2 hereof.  Neither Borrower shall have the right to receive or withdraw any Cash Collateral until the Obligations are repaid in full in cash and the Credit Agreement has terminated.  Each Borrower hereby confirms the Agent’s continuing security interest in the Cash Collateral and, for the elimination of doubt, hereby grants the Agent, for itself and the Lenders, a security interest in all of such Borrower’s respective right, title and interest in and to the Cash Collateral as security for the Obligations.  The Borrowers acknowledge and agree that, while a Default or Event of Default exists, the Agent may from time to time liquidate or otherwise dispose of the Cash Collateral and apply all or any portion of the Cash Collateral to the Obligations without prior notice to either Borrower; provided, however, following each application of all or any portion of the Cash Collateral to the Obligations, the Agent agrees to give the Borrowers prompt notice thereof (but neither the Agent nor any Lender shall be liable to either Borrower for any delay or failure in providing any such notice).  The Borrowers hereby expressly authorize the Agent to invest and reinvest the Cash Collateral in the Wells Fargo Advantage Prime Investment Money Market Funds (Ticket Symbol: PIIXX).  None of the Agent, any Lender or WFI shall be responsible or liable to the Borrowers in any respect for the selection, quality or maturity of such investments, for the timely investment or reinvestment of the Cash Collateral, or for any losses incurred with respect thereto.

4.        Increase in Letter of Credit Sub-Facility Amount.  The Letter of Credit Sub-Facility limit shall be increased from Three Million Dollars ($3,000,000) to Six Million Dollars ($6,000,000).  In furtherance of the foregoing, the definition of “Letter of Credit Sub-Facility Amount” set forth in Section 1.1 of the Credit Agreement shall be deemed to be amended to read as follows:

“Letter of Credit Sub-Facility Amount” means Six Million Dollars ($6,000,000).

5.        Service Fee.  Section 2.4 of the Credit Agreement is hereby amended by deleting subsection (d) thereof in its entirety and substituting the following new subsection (d) in lieu thereof:

(d)           The Borrowers agree to pay to the Agent, for its own account, in connection with the Agent’s continuing administration of the credit facility provided for herein, a nonrefundable service fee of $3,500 per month, payable monthly in arrears on each Monthly Payment Date and on the Working Capital Facility Maturity Date; provided, however, that each such service fee shall be deemed to be fully earned by the Agent on the Monthly Payment Date immediately preceding the date such fee is required to be paid.

6.        Amendment of EBITDA Covenant.  Section 6.2.4 of the Credit Agreement is hereby amended to read as follows:

Section 6.2.4               Minimum EBITDA.

(a)                 The Borrowers and its Subsidiaries will achieve EBITDA for each measurement period specified below of not less than the amount set forth opposite such measurement period.

Measurement Period	Minimum EBITDA

Fiscal Month of May, 2007	$(2,216,400)

Period of two consecutive Fiscal Months ending on the last day of the Fiscal Month of June, 2007	$(4,324,800)

Period of three consecutive Fiscal Months ending on the last day of the Fiscal Month of July, 2007	$(6,381,000)

Period of four consecutive Fiscal Months ending on the last day of the Fiscal Month of August, 2007	$(7,743,000)

Period of five consecutive Fiscal Months ending on the last day of the Fiscal Month of September, 2007	$(9,325,000)

Period of six consecutive Fiscal Months ending on the last day of the Fiscal Month of October, 2007	$(10,489,800)

Period of seven consecutive Fiscal Months ending on the last day of the Fiscal Month of November, 2007	$(11,785,800)

Period of eight consecutive Fiscal Months ending on the last day of the Fiscal Month of December, 2007	$(13,086,600)

(b)                By November 30, 2007, the Borrowers will provide to the Agent updated financial projections in form and detail reasonably satisfactory to the Agent and the Required Lenders for the 2008 Fiscal Year.  The Borrowers and the Required Lenders shall use such projections in order to establish financial covenants based on minimum EBITDA for Fiscal Year 2008.  Any failure by the Borrowers to deliver such projections by such deadline shall constitute an Event of Default.  Additionally, on or prior to December 31 of each year, the Borrowers and the Required Lenders shall agree among themselves as to minimum EBITDA requirements (including amounts, measurement dates and measurement periods) for the following Fiscal Year; provided, however, that if the Borrowers and the Required Lenders are unable to agree on such requirements in writing by such date, then such requirements shall be determined by the Required Lenders in their credit judgment.

(c)                 Notwithstanding anything in this Section 6.2.4 to the contrary, irrespective of the actual minimum EBITDA requirements agreed to in writing by the Borrowers and the Required Lenders or, in the absence of any such agreement, as determined by the Required Lenders in their credit judgment pursuant to this Section 6.2.4, the failure of the Borrowers to comply with the minimum EBITDA covenant that is being tested as of any date (each, an “EBITDA Test Date”) shall not constitute an Event of Default if the average daily sum of all Obligations (including, without limitation, the aggregate outstanding principal amount of Working Capital Facility Loans and the aggregate outstanding amount of Letter of Credit Obligations), as determined by the Agent as of the last day of the Fiscal Month immediately following such EBITDA Test Date for the Fiscal Month then ending, is less than $10,000,000; provided, however, that the Borrowers shall continue to provide calculations of such financial covenant in each Compliance Certificate delivered to the Agent pursuant to Section 6.1.1.

7.        Amendment of Capital Expenditures Covenant.  Section 6.2.5 of the Credit Agreement is hereby amended to read as follows:

Section 6.2.5               Capital Expenditures.  The Borrowers will not, and will not permit its Subsidiaries to, make or commit to make Consolidated Capital Expenditures during the 2007 Fiscal Year in an aggregate amount greater than Two Million Dollars ($2,000,000).  On or prior to December 31 of each year, the Borrowers and the Required Lenders shall agree among themselves as to the maximum Consolidated Capital Expenditure limit for the following Fiscal Year; provided, however, that if the Borrowers and the Required Lenders are unable to agree on such limit in writing by such date, then such limit shall be determined by the Required Lenders in their credit judgment.

8.        Inducing Representations.  To induce the Agent and the Lenders to enter into this Agreement, each Borrower hereby represents and warrants that: (a) such Borrower is duly authorized to enter into this Agreement, and this Agreement, upon its execution by such Borrower, the Agent and each Lender, will constitute such Borrower’s legal, valid and binding obligations enforceable in accordance with its terms against such Borrower; (b) after giving effect to this Agreement and the consummation of the Perris Sale/Leaseback, no Default or Event of Default exists; (c) no present right of setoff, counterclaim, recoupment claim or defense exists in such Borrower’s favor in respect of its payment or performance of any Obligations; and (d) except as modified by this Agreement, all terms of the Credit Agreement and each Loan Document shall remain in full force and effect.

9.        Conditions Precedent.  Notwithstanding any provision herein the contrary, this Agreement shall not become effective, and neither the Agent nor any Lender shall have any liability hereunder, unless and until each of the following conditions precedent is satisfied in a manner and pursuant to documentation satisfactory to the Agent in its sole discretion:

9.1           the Borrowers, the Agent and the Lenders have executed this Agreement;

9.2           the Agent shall have received a true, correct and complete copy of all documentation in connection with the Perris Sale/Leaseback, certified as such by an officer of

Holdings, and the Agent shall have received evidence satisfactory to the Agent that the Perris Sale/Leaseback has been consummated on terms and conditions satisfactory to the Agent;

9.3           the Agent shall have received a fully executed copy of the Escrow Agreement; and

9.4           such other documents, instruments and agreements as the Agent may request in its discretion.

Without limiting the foregoing, each Borrower acknowledges and agrees that this Agreement and the Perris Sale/Leaseback are intended to be consummated simultaneously.

10.      Release.  Each Borrower hereby absolutely and unconditionally releases and forever discharges the Agent and each Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns of the Agent and each Lender, together with all of the present and former directors, officers, agents, attorneys and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which any Borrower has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

11.      Miscellaneous.  Each existing Loan Document shall be deemed modified hereby on the Amendment Date as necessary to conform its terms to the terms of the Credit Agreement, as modified hereby.  This Agreement constitutes a Loan Document, and shall be governed and construed accordingly.  This Agreement constitutes the entire agreement among the Agent, the Lenders and the Borrowers relative to the subject matter hereof, and supersedes and replaces any prior understandings and agreements, written or oral, in regard thereto.  This Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Borrowers, the Agent and the Lenders.  The Borrowers shall reimburse the Agent for all costs which the Agent incurs, including reasonable attorneys fees, in the preparation, negotiation, execution and performance of this Agreement and any related Loan Documents, and the recording of any Loan Documents in connection herewith.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Agent, the Lenders and the Borrowers have executed this Agreement, by and through their respective authorized officers, as of the Amendment Date.

“Borrowers”:

NATIONAL R.V. HOLDINGS, INC.

By:	/s/ Thomas J. Martini
Name:	Thomas J. Martini
Title:	CFO

NATIONAL R.V., INC.

By:	/s/ Thomas J. Martini
Name:	Thomas J. Martini
Title:	Treasurer

“Agent” and sole “Lender”:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, acting through its Wells
Fargo Business Credit operating division, as the Agent and the sole Lender

By:	/s/ Charles F. Liles
Charles F. Liles, Vice President